                                                                   Exhibit 10.25

August 29, 2001

Mr. Dan O. Dinges
6606 Centre Place Circle
Spring, Texas 77379

Dear Dan:

The following reflects your revised compensation package with respect to your joining Cabot Oil & Gas Corporation (the "Company") and replaces the offer letter to you dated July 19, 2001:

..    Effective upon the date you report to work, the Board of Directors of the
     Company has appointed you a member of the Board of Directors and elected you to the office of President and Chief Operating Officer of the Company. You will report to work at the Company on or before September 17, 200l or on a later mutually agreed to date.

..    Commencing on the date you report to work at the Company, you will receive a base salary at the annual rate of $350,000. This salary will be subject to an annual review, normally completed in February each year, for possible increase.

..    On the date you report to work at the Company, you will receive a sign-on bonus of $150,000.

..    You will be a participant in the annual bonus program, the Annual Target
     Cash Incentive Plan. Your annual target will be 60% of your base salary. Actual award level is determined by Company performance, as defined by the terms of the Plan and objectives defined for annual performance. For 2001, your award will be prorated to reflect your employment for less than the entire year.

..    The term of this agreement will extend until your 65/th/ birthday. If your employment is terminated by the Company for any reason other than Cause or disability, or if you terminate your employment for Good Reason, you shall receive: (i) a lump sum cash payment equal to two times your annual base salary plus two times your annual target bonus, (ii) continuation of applicable

Letter to Mr. Dan O. Dinges                                      August 29, 2001
                                                                     Page 2 of 4

     medical and life insurance programs for 24 months following termination at the premium rate applicable to active executives, (iii) full vesting of all of your restricted stock awards from the Company and (iv) full vesting of all your stock option awards from the Company. The stock options will continue to be exercisable until the earlier of (a) the third anniversary of the date of your termination or (b) the date on which the stock option would have expired had you remained an employee. The 24-month continuation of medical coverage shall be in addition to any coverage period available to you under COBRA.

     - For purposes hereof, the term Cause means (i) a dishonest or other act of material misconduct that results in your substantial personal enrichment, results in a substantial economic loss to the Company, or is otherwise materially contrary to the best interest of the Company, or (ii) willful repeated refusals by you to substantially perform the duties of your position.

     - For purposes hereof, the term Good Reason means the Company's assignment to you of any duties materially inconsistent with your position, or any other act by the Company that results in a diminution in your position, authority, duties or responsibilities, or any reduction in your base salary, bonus or long-term incentive opportunity, or any reduction in other benefits or perquisites (other than a reduction in those benefits or perquisites applicable to executive officers of the Company generally).

..    On the date you report to work at the Company, you will be granted an option to purchase 75,000 shares of Company common stock at an exercise price of the average of the high and low trading prices on that date. The option will become exercisable with respect to 25,000 of the shares on the first anniversary of the award, 25,000 of the shares on the second anniversary of the award, and 25,000 of the shares on the third anniversary of the award. The term of the option is five years, in accordance with the Company's customary stock option agreement.

..    On the date you report to work at the Company, you will be granted 25,000 restricted shares of Company common stock. All 25,000 shares shall vest on the third anniversary of the award, in accordance with the Company's customary restricted stock award agreement.

..    You will next be eligible for a long-term incentive award as part of the normal annual award cycle defined for members of the executive group, which normally occurs in May of each year.

Letter to Mr. Dan O. Dinges                                      August 29, 2001
                                                                     Page 3 of 4

..    You will be entitled to four weeks of vacation per year, and you will be entitled to participate in all benefit and perquisite programs offered by the Company to executive officers, including the Company's disability program, according to the terms of the plans as in effect from time to time.

..    The Company will pay the initiation fee for a Northgate Country Club membership and for one dining/luncheon club membership. These memberships shall be Company memberships. Ownership of the country club membership shall transfer to you, with the Company paying all expenses associated with the transfer, after completion of seven years of employment. The Company will pay the monthly dues for both of these clubs during your employment.

..    You will immediately be a participant in the Company's Change in Control
     Program, subject to your execution of the relevant Change in Control Agreement. In the event of a change in control of the Company, you will be required to elect between the benefits provided under this agreement and the benefits provided under the Change in Control Agreement.

..    The Company will provide to you term life insurance coverage equal to three times your annual salary, up to a policy maximum of $1 million, under its standard program for executives as in effect from time to time.

..    You will be entitled to participate in the Company's pension plan and supplemental plan in accordance with the terms of the relevant plan as in effect from time to time. The supplemental plan is designed to restore benefits lost under the pension plan as a result of provisions of the Internal Revenue Code of 1986, as amended, and the Employment Retirement Income Security Act of 1974, as amended.

..    You agree to abide by all Company policies, including execution of the
     Company's standard form of confidentiality agreement and passing a drug test (as have all current employees). You represent to the Company that you are not prohibited from entering into this agreement by any other agreement.

..    The Company shall pay all of the fees, costs and expenses (including reasonable attorneys' fees) that you incur in order to enforce your rights under this agreement. This provision shall only apply if you receive a judgement in your favor, as a result of your enforcement action.

..    No provision of this agreement may be amended unless such amendment is agreed to in writing and signed by you and an authorized officer of the Company.

..    This agreement may not be assigned or transferred by the Company without your prior written consent.

Letter to Mr. Dan O. Dinges                                      August 29, 2001
                                                                     Page 4 of 4

..    This offer of employment shall remain open for your acceptance until 5:00
     p.m. (Central) on September 17, 2001. If you fail to execute and return this offer by the deadline, it shall be deemed revoked.

If you are in agreement with the terms and conditions contained in this letter, please sign one copy in the space provided below and return to the undersigned.


                                        Very truly yours,


                                        /s/ Ray R. Seegmiller
                                        Ray R. Seegmiller



Accepted and agreed to by:


/s/ Dan O. Dinges
Dan O. Dinges

Date: September 17, 200l